Exhibit 23.2

SALISBURY BANCORP, INC.

CONSENT OF SHATSWELL, MACLEOD & COMPANY, P.C.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-160767 and 333-152930 on Form S-8 of Salisbury Bancorp, Inc. and Subsidiary of our report dated March 30, 2015, relating to our audit of the consolidated balance sheet of Salisbury Bancorp, Inc. and Subsidiary as of December 31, 2014 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years ended December 31, 2014 and 2013, which appear in the Annual Report on Form 10-K of Salisbury Bancorp, Inc. for the year ended December 31, 2015.

/s/ Shatswell, MacLeod & Company, P.C.

      Shatswell, MacLeod & Company, P.C.

Peabody, Massachusetts

March 30, 2016